Exhibit 99.1

Acquisition

During March 2015, we acquired U.K.-based Travis Designs Limited (“Travis Designs”), a designer and distributor of high-end costumes, for approximately $12 million, excluding cash acquired. Travis Designs generated approximately $10 million in sales during 2014.

New Credit Facilities

We plan to refinance our current debt facilities with new indebtedness (the “Refinancing”). Specifically, we are seeking to raise new indebtedness to refinance $90 million outstanding under our ABL credit agreement, $1,094 million outstanding under our term loan credit agreement and redeem $350 million of the $700 million outstanding notes, as of July 15, 2015.

In connection with the Refinancing, we intend to enter into new senior secured credit facilities, which are expected to consist of (i) a $1,340 million senior secured term loan facility and (ii) a $540 million asset-based revolving credit facility (with a seasonal increase to $640 million during a certain period of each calendar year).